                                                            Exhibit 11.1

                               IKOS SYSTEMS, INC.
                STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)


                                    Three Months Ended      Six Months Ended
                                    ------------------     -------------------
                                    March 30,  April 1,    March 30,  April 1,
                                       1996      1995        1996      1995
                                    --------  --------     --------   --------
Net income .....................    $2,410    $  715       $3,785     $1,163
                                    ======    ======       ======     ======

Number of shares used in computing
  per share amounts:
    Weighted average common
      stock outstanding..........    7,154    5,521         7,020      5,515

    Common equivalent shares
      attributable to stock
      options (treasury stock
      method)....................      689      490           661        382
                                    ------   ------        ------     ------

    Total weighted average
      common shares outstanding..    7,843    6,011         7,681      5,897
                                    ======   ======        ======     ======

Net income per share.............   $ 0.31   $ 0.12        $ 0.49     $ 0.20
                                    ======   ======        ======     ======

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